Exhibit 5.1

Kevin J. Hanratty, Esq.

Attorney at Law

845 Third Avenue, 6th Floor

New York, NY 10022

[Tel] 917-704-0426

[Fax] 917-398-1313

khanratty@hanrattylawllc.com

August 16, 2013

Bay Bridge Food & Produce Company

3550 S. Harlan St. 284

Denver, Colorado 80235

Re: Consent for Legal Opinion filed with Form S-1/A

To the Board of Directors and Officer of Bay Bridge Food & Produce Company:

I hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus filed as a part of the registration statement on Form S-1 for Bay Bridge Food & Produce Company, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Kevin J. Hanratty

Kevin J. Hanratty